Exhibit 10.3

EIGHTH AMENDMENT TO LEASE AGREEMENT
THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (“Eighth Amendment”) is made and entered into as of this 7th day of December, 2012 (“Execution Date”), by and between Wells VAF - 330 Commerce Street, LLC, a Delaware limited liability company (“Landlord”), and Country Music Television, Inc., a Tennessee corporation (“Tenant”).
A.    Landlord's predecessors in interest and Tenant are parties to that certain Lease Agreement dated March 4, 2002 (“Original Lease”), as modified by letter dated April 10, 2002 (“2002 Letter”), First Amendment to Lease Agreement dated February 12, 2004 (“First Amendment”), Second Amendment to Lease Agreement dated April 30, 2004 (“Second Amendment”), Third Amendment to Lease Agreement dated November 3, 2004 (“Third Amendment”), Fourth Amendment to Lease Agreement dated August 9, 2005 (“Fourth Amendment”), Fifth Amendment to Lease Agreement dated September 16, 2005 (“Fifth Amendment”), Sixth Amendment to Lease Agreement dated February 27, 2006 (“Sixth Amendment”), that certain letter agreement dated December 11, 2007 (“Seventh Amendment”) and that certain letter agreement dated August 25, 2011 (“2011 Letter”) (the Original Lease, as amended by the 2002 Letter, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment and the 2011 Letter is herein referred to as the “Lease”).
B.    Through mesne conveyances, Landlord is the landlord under the Lease.
C.    The “Premises” under the Lease consist of floors 2, 3, and 4, containing 86,017 rentable square feet, of the office building located above the parking structure at 330 Commerce Street, Davidson County, Nashville, Tennessee.
D.    The Lease by its terms shall expire on May 31, 2013 (“Prior Expiration Date”) and the parties desire to extend the Lease on the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the foregoing recitals, which are hereby made a material part hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    The Term of the Lease is hereby extended for eighty-four (84) months commencing June 1, 2013 (“Renewal Commencement Date”), so as to expire on May 31, 2020 (which extended period shall be referred to herein as the “Extended Term” and which extended expiration date shall be referred to herein as the “Extended Expiration Date”), unless sooner terminated in accordance with its terms. Any references in the Lease (other than in Paragraph 8 of the Fifth Amendment) to the “Termination Date” shall refer to the Extended Expiration Date.
2.    Tenant shall continue to pay Fixed Minimum Rent, Operating Expenses, and all other sums due under the Lease as provided in the Lease through the Prior Expiration Date. Commencing on the Renewal Commencement Date, Tenant shall pay Fixed Minimum Rent for the Premises as required by the Lease in the following amounts at the following times:

Time Period:                Monthly Fixed Minimum Rent

6/1/13 - 5/31/14            $123,649.43
6/1/14 - 5/31/15            $126,431.54
6/1/15 - 5/31/16            $129,276.24
6/1/16 - 5/31/17            $132,184.95
6/1/17 - 5/31/18            $135,159.11
6/1/18 - 5/31/19            $138,200.18
6/1/19 - 5/31/20            $141,309.68

3.    In lieu of any free rent in the nature of an inducement or concession that may otherwise be provided for in the Lease, as an inducement for Tenant to execute this Eighth Amendment, provided the Lease is in full force and effect and Tenant is not in default under the Lease beyond any applicable notice and cure periods, Landlord shall provide Tenant with a rent credit against the Fixed Minimum Rent payable during the twelve (12) months preceding the Prior Expiration Date in the aggregate amount of Two Hundred Ninety Six Thousand Seven Hundred Fifty-Nine Dollars ($296,759). At Landlord's option, exercisable within forty-five (45) days from the Execution Date, such rent credit shall be given to Tenant either (a) in a lump sum payment from Landlord to Tenant on or before December 31, 2012 or (b) credited in equal monthly installments over the remaining term of the Lease prior to the Prior Expiration Date.
4.    Tenant shall continue to pay Operating Expenses computed as set forth in Section 4.4.1 of the Original Lease (as amended by the Fifth Amendment and the Seventh Amendment), as modified by this paragraph. Tenant's Percentage is 75% and shall continue to assume a ninety five percent (95%) occupancy for the Building (unless the Building is greater than 95% occupied, in which case the actual occupancy shall control). Tenant's obligation to pay Operating Expenses between the June 1, 2013 Renewal Commencement Date and May 31, 2014 shall be abated. Effective as of June 1, 2014, the Base Year shall be re-set to calendar year 2013 Operating Expenses. As of the Execution Date: (a) the penultimate grammatical paragraph of Section 4.4.2 of the Original Lease is amended to increase the cap on Controllable Expenses from three and one half percent (3.5%) to four percent (4%) non-cumulative, non-compounding and (b) the last sentence of said paragraph (i.e., the CPI adjustment) is hereby deleted.
5.    Tenant has been in occupancy of the Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements or fund any allowance except as expressly provided in this Eighth Amendment. The foregoing is not intended to relieve Landlord of its maintenance, repair and compliance obligations under the Lease. Any work to be performed by Landlord under this Eighth Amendment shall be performed based on an agreed-upon schedule so as to minimize interference with Tenant's business operations, and it is acknowledged that some work may have to be rescheduled to accommodate Tenant's recording schedules.
6.    The following provision is added to Section 10.26 of the Original Lease as of the Renewal Commencement Date:
Landlord shall be responsible for compliance with applicable law including, without limitation, the provisions of the Americans with Disabilities Act (“ADA”) and applicable fire codes, with respect to the common areas of the Building under Landlord's control. Tenant shall be responsible for all such compliance with respect to the Premises.
7.    Section 5.1 of the Original Lease is hereby amended to provide that: (i) the first forty (40) hours of After-Hours HVAC furnished to Tenant in the Premises after the Renewal Commencement Date will be furnished by Landlord at no extra charge to Tenant; it being understood that such forty (40) hours of no-charge After-Hours HVAC is over the entire Extended Term, and not forty (40) hours per month or year (thereafter, After-Hours HVAC shall be furnished at the cost charged as determined under Section 5.1); and (ii) Tenant shall give Landlord notice in writing of Tenant's need for After-Hours HVAC no later than 3:00 p.m. on each business day that Tenant will required After-Hours HVAC and no later than 3:00 p.m. on the prior business day for After-Hours HVAC on non-business days.
8.    Landlord will replace the chiller unit serving the Premises and upgrade the existing controls for such chiller unit and associated pumps. The associated air handling unit will be refurbished to improve efficiency and reduce electrical consumption. Landlord shall upgrade the existing building management system to manage and more efficiently automate the Building's mechanical systems. Landlord shall upgrade the boiler controls as part of this upgrade. Landlord shall use commercially reasonable efforts to complete the work described in this paragraph by April 30, 2013; provided, however that in the event Landlord is delayed for reasons outside of Landlord's control, Landlord shall promptly notify Tenant of the event causing such delay and shall act diligently to perform and complete such work in a timely manner after the reason for the delay no longer exists, and in any event, no later than April 30, 2014. However, Landlord's failure to provide notice shall not constitute a Landlord default. Tenant shall cooperate with Landlord in all reasonable respects to the extent necessary to permit Landlord to complete such work.
9.    Provided Tenant complies with the requirements of the Lease, Tenant may install and maintain supplemental HVAC within the Premises during the Lease term at Tenant's sole cost and expense. Without limitation, Tenant shall be responsible for all utility expense associated with same as well as for separate metering costs and building infrastructure upgrades (if any) that are reasonably necessary in connection with such installations.
10.    Tenant shall continue to have two (2) Renewal Options of sixty (60) additional months each after the Extended Expiration Date. The terms and provisions of the Renewal Options shall continue to be governed by the terms and provisions of Section 2.2 of the Original Lease (as modified by Section 4 of the Fifth Amendment), except that: (a) the Fixed Minimum Rent for each Renewal Term shall be an amount equal to ninety five percent (95%) of the Prevailing Rent, and (b) the Base Year for purposes of calculating Tenant's Percentage of the increase in Operating Expenses shall be the first full calendar year in which the applicable Renewal Term commences. The methodology for determining Prevailing Rent set forth in Section 2.2 of the Original Lease shall be utilized for each of the Renewal Options notwithstanding any references therein to the 'second Renewal Option' or 'second Renewal Term'. Section 8(e) of the Fifth Amendment shall remain in full force and effect for each Renewal Term.
11.    Section 9.5 of the Original Lease is deleted and replaced with the following:
Unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Fixed Minimum Rent then applicable on a per month basis without reduction for partial months during the holdover, plus 100% of all other amounts due under the Lease. Notwithstanding the foregoing, provided Tenant gives Landlord written notice at least ninety (90) days prior to the Extended Expiration Date and further provided Tenant is not in default beyond any applicable notice and cure periods at the time of the giving of such notice, Tenant shall have the right to extend the Term of the Lease for two (2) months beyond the Extended Expiration Date at 125% of the Fixed Minimum Rent last payable by Tenant under the Lease (rather than 150%) and otherwise in compliance with the requirements of the Lease. Except as permitted pursuant to the previous sentence, the foregoing provisions shall not (i) serve as permission for Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises), or (ii) waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant's remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant. Tenant shall endeavor to give Landlord advance notice of any potential holdover as well as the expected duration of such holdover. In addition to the increases in Fixed Minimum Rent hereunder, in the event Tenant holds over for more than six (6) months beyond the expiration or earlier termination of this Lease (as the same may be extended pursuant to the second sentence of this paragraph), Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over.
12.    The parking provisions of the Lease are hereby amended as of the Extended Term as follows:
a. “CMT Parking” (as defined in Section 2.1(b) of the Original Lease) shall mean the 136 parking spaces in the Parking Area currently utilized by Tenant on the Effective Date (which 136 spaces have been restriped at Tenant's request to provide for larger spaces to accommodate Tenant's oversized vehicles. Tenant shall continue to pay for CMT Parking based on 136 parking spaces). Tenant shall have exclusive use of the Parking Area, subject only to the REA (defined below) and the right of building management personnel to park no more than two (2) cars therein. During the Extended Term, Tenant shall pay for the “CMT Parking” at the rate of $90.00 per parking space per month.
b. In the event Tenant exercises the Contraction Option provided for in Section 23 below, then, with respect to the proportion of the 136 CMT Parking spaces attributable to the Contraction Space, the parking charge shall be re-set to the average of the monthly market rate for such spaces in the three (3) parking garages identified in Exhibit F of the Original Lease, but in no event less than $90 per space per month and not more than $135 per space per month during the Extended Term. For example, if Tenant contracts the size of the Premises by 11% (i.e., Tenant surrenders 9,462 square feet of the 86,017 square feet in the Premises), then 11% of the 136 parking spaces (i.e., 15 spaces) shall be leased at the monthly market rate as set forth above and the other 121 parking spaces shall continue to be at $90 per parking space per month.
c. All amounts payable by Tenant for the CMT Parking shall be paid on the first day of each month, in advance, without requirement of notice or demand from Landlord.
d. In addition to the CMT Parking, Tenant shall contract directly with the parking operator for the Building's parking garage (the “Operator”) for additional parking spaces (herein called “2012 Additional Parking”). Tenant shall provide a copy of any such contract to Landlord and Landlord (or Operator) shall issue badges for each parking space and provide a bill back to Tenant each month outlining the total cost of parking and rates to be paid directly to the Landlord. In addition to billing for Fixed Minimum Rent, CMT Parking fees, and other sums due under the Lease, after obtaining information from the Operator, Landlord will separately bill Tenant each month for the 2012 Additional Parking. Tenant shall pay such sums within 30 days of receipt of invoices therefor. Landlord shall not include parking charges in Operating Expense billing. The parties acknowledge that this arrangement for 2012 Additional Parking will take effect prior to the commencement of the Extended Term once the contract with the Operator is completed.
e. Daily parking shall be arranged between Tenant and the Operator and Landlord shall have no responsibility therefor.
f. Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor.

g. Access to the parking spaces to be made available to Tenant shall be by non-photo ID badges.
h. Sections 2.1(c) and 10.24 of the Original Lease and Paragraph 5 of the Fifth Amendment are hereby deleted as of the Extended Term in their entirety.
13.    Subject to the prior approval of Commerce Street Venture (the “Venture”) required under Section 3.06 of the Reciprocal Easement Agreement dated December 1, 1984 of record in Book 6739, Page 331, as re-recorded in Book 6740, Page 775 (the “REA”) and Section 5.02 of the Lobby Lease (defined in Paragraph 15 below), provided Tenant obtains all necessary permits and licenses, and provided Tenant obtains Landlord's prior written approval of the method and manner of installation, the contractor who will perform the work, and similar details, Tenant may install in the Building's lobby a multi-tenant monument sign (“Monument Sign”) to identify Tenant and other tenants of the Building. Landlord has provided prior written approval of Option A shown on the attached Exhibit E. Tenant shall construct and install the Monument Sign at Tenant's sole expense, provided that Landlord shall reimburse Tenant the amount of $1,000 towards the cost incurred by Tenant to construct and install the Monument Sign and further provided that the Construction Allowance (as defined in Exhibit A) may be used to pay for the Monument Sign. Tenant shall be entitled to maintain Tenant's identification signage on the Monument Sign as shown on the attached Exhibit E provided the Lease is in effect and Tenant is leasing and occupying at least two (2) floors in the Building. Tenant shall remove Tenant's identification from the Monument Sign upon the expiration or earlier termination of the Lease or Tenant's signage rights.
14.    Subject to code compliance and receipt of necessary permits and approvals, at Landlord's expense, Landlord shall install emergency crash bar egress doors at a location near the first floor office building level in Building stairwell 483 (i.e., the stairwell at the top of the parking area (P9) and the bottom of the office area (office portion first floor) in the far corner stairwell away from Commerce Street) in accordance with the Sprinkler Protection Plan prepared by GS&P, job #29147.00, sheets A2.0 and A2.1, dated 9-7-12, revised 10-16-12, in order to permit emergency egress from the Premises to the ground but to prohibit third parties from using the stairwell to access the Premises. Approval of the Venture under the REA for such work is attached to this Eighth Amendment as Exhibit B.
15.    Landlord is currently the lessee under that certain (Lobby) Lease Agreement dated December 1, 1985 (“Lobby Lease”) between the Venture, as lessor, and Linville Properties Company, as lessee, for certain lobby level space in the Commerce Street Building. Concurrently with execution of this Eighth Amendment, Tenant shall execute and deliver to Landlord a sublease, in the form attached hereto as Exhibit C (the “Sublease”), among the Venture, Landlord and Tenant with respect to the portion of such lobby space more particularly described therein, for use as Tenant's shipping and receiving office at no additional base rental cost to Tenant. Tenant shall be responsible for initial and subsequent costs associated with Tenant's use of such space including, but not limited to, costs to submeter the space, general maintenance of the space, and improvements to the space, provided that the Construction Allowance payable under this Eighth Amendment may be used to pay for associated construction costs. Tenant shall be responsible for utility costs for such space. Landlord shall not be in default under the Lease in the event that the Sublease or Tenant's right to possession of the subleased premises is terminated in accordance with the terms of the Sublease. In the event of a conflict between the terms of said Sublease and the terms of this Section 15, the Sublease shall control.
16.    The janitorial specifications attached to the Original Lease as Exhibit E are hereby deleted and replaced with the specifications attached as Exhibit D hereto.
17.    Section 10.1 of the Original Lease shall be amended to provide that notices from Tenant shall be served upon Landlord in the manner set forth in the Lease only at the following addresses for Landlord:

If to Landlord:
c/o Wells Real Estate Funds
6200 The Corners Parkway
Norcross, GA 30092
Attn: Nashville, TN Asset Manager

with a copy to:
Office of the Building
26 Century Boulevard, Suite 8
Nashville, TN 37214
Attention: Linda Medlin

Notices from Landlord to Tenant shall be served in the manner and to the addresses for Tenant set forth in Section 10.1 of the Original Lease. Section 14 of the Fifth Amendment is hereby deleted in its entirety.
18.    Landlord shall, no later than April 30, 2013, repaint or cause to be repainted the Building's lobby area with a paint color mutually agreeable to Landlord and Tenant. Approval of the Venture under the REA for such work is attached to this Eighth Amendment as Exhibit B.
19.    In the event that any party other than Tenant is permitted to occupy the retail premises on the lobby level of the Building, Landlord shall use commercially reasonable efforts to cause the Venture to construct a demising wall to separate such retail premises from the remainder of the lobby in a location reasonably acceptable to Tenant and Landlord. Landlord has obtained the Venture's undertaking to construct such a demising wall, a copy of which is attached hereto as Exhibit B.
20.    Provided the Lease is in effect, Tenant is not in default under the Lease beyond any applicable notice and cure periods, Tenant or a permitted transferee under Section 7.2.3(b) of the Original Lease (a “Permitted Transferee”) is leasing the entire Premises and Tenant or a Permitted Transferee is occupying any portion of the Premises, then if Landlord leases any additional space or modifies the use of any existing third party tenant or if the Landlord subsequently leases any space to a new third party tenant in the Building, the following will apply, it being understood that the following is for informational purposes only and shall not be construed as giving Tenant any approval or consent rights:
a.    Prior to, and during, any build-out of a third party tenant's space, Landlord shall schedule regular informational meetings with Tenant to discuss the construction progress with Tenant as has been the case with the previous build-out conducted with NIC in 2011;
b.    Any new tenant shall be required to install its own telco room, and any requirement for initial access to the first floor IDF room will be scheduled in advance with Tenant and Tenant's representatives;
c.    Construction schedule will be coordinated around the sensitivity of Tenant's radio/broadcast schedule; and
d.    Relative to any work performed in the building by the Landlord or third party tenant that could impact the HVAC or electrical systems in Tenant's space, Landlord will provide Tenant with design drawings, equipment specifications, work methods and installation schedules and such other reasonable information as requested by Tenant no later than ten (10) days prior to work commencement on the first floor.

21.    Landlord shall not have the right to relocate the Premises within the Building during the Term of the Lease or any extension thereof.
22.    Provided (a) the Lease is then in effect, (b) Tenant is not in default under the Lease beyond any applicable notice and cure periods, and (c) Tenant or a Permitted Transferee is leasing the entire Premises and Tenant or a Permitted Transferee is occupying at least one (1) full floor of the Building pursuant to the Lease, then Tenant's right of first refusal under Section 10.15.1 of the Original Lease (as amended by Section 15 of the Fifth Amendment) shall remain in full force and effect throughout the Extended Term and any extension thereof, provided that Section 15(a)(ii) of the Fifth Amendment is hereby deleted and replaced with the following:
In the event Tenant exercises its right of first refusal to lease any portion of the first floor during the first thirty-six (36) months of the Extended Term, the Fixed Minimum Rent for the first floor shall be at the same per square foot rate as the Fixed Minimum Rent for the Extended Term for the same time period, with a prorata share of a Construction Allowance of $20.00 per rentable square foot of the right of first refusal space, and the term of the Lease shall be the remaining term of the Lease as extended hereby. To calculate the amount of Construction Allowance, the number of square feet of the right of first refusal space will be multiplied by $20.00 and the product of this calculation will be multiplied by the percentage of the Extended Term remaining to run as of the commencement of the lease of the right of first refusal premises. Tenant shall pay all other charges and Rent as set forth in the Lease, as amended hereby and the lease of the first floor shall be otherwise subject to the provisions hereof (with no provision for rent rebate or amendment).
In the event Tenant exercises its right of first refusal to lease the entire first floor after the first thirty six (36) months of the Extended Term, then the Fixed Minimum Rent shall be an amount equal to the Prevailing Rent, calculated in accordance with the procedures set forth in Section 2.2 of the Lease without rebate. All other amounts payable under the Lease, whether Rent or otherwise, shall be the amounts set forth or as determined in the Lease as amended hereby.
In the event Tenant exercises its right of first refusal to lease less than the entire first floor at any time after the first thirty six (36) months of the Extended Term, then the terms and conditions of the lease of such portion of the first floor shall be the same terms and conditions of the third party offer presented to Tenant on the basis of which Tenant exercises its right of first refusal.
23.    Provided: (a) the Lease is then in full force and effect and (b) Tenant is not in default under the Lease beyond any applicable notice and cure periods, Tenant shall have the right and option (“Contraction Option”), exercisable by written notice to Landlord (“Contraction Notice”) to be given no later than May 31, 2017, to reduce the square footage of the Premises by all or any portion of the 28,672 rentable square feet portion of the Premises located on the second floor of the Building effective as of May 31, 2018 (“Contraction Date”). The portion of the Premises to be so removed from the Premises is herein called the “Contraction Space.” If the Contraction Space is less than the entire second floor, then the remaining Premises on the second floor must be contiguous and the location of the Contraction Space otherwise shall be mutually acceptable to Landlord and Tenant in order to ensure that all leasable space on the second floor has reasonable and customary access to any common areas reasonably necessary to be created by Landlord in the Contraction Space to create a multi-tenant floor. Landlord shall not unreasonably withhold, condition or delay its approval of Tenant's proposed Contraction Space. Upon Tenant's exercise of the Contraction Option, all of Tenant's right of first refusal rights shall immediately terminate. It shall be a condition to the exercise of Tenant's Contraction Option that Tenant pay to Landlord a contraction fee (“Contraction Fee”) equal to Five and

23/100 Dollars ($5.23) per rentable square foot of the Contraction Space. 100% of the estimated Contraction Fee shall be payable contemporaneously with Tenant's transmittal to Landlord of the Contraction Notice. In the event the square footage of the Contraction Space is modified in accordance with this paragraph after Tenant's exercise of the Contraction Option, then the Contraction Fee shall be appropriately modified based on the final square footage and Tenant shall pay Landlord any additional Contraction Fee, or Landlord shall refund to Tenant any overpaid Contraction Fee (as the case may be), no later than thirty (30) days after the date of determination of the final square footage of the Contraction Space. Promptly after Tenant's exercise of the Contraction Option, Landlord and Tenant shall execute an amendment to this Lease confirming the reduction in square footage of the Premises and all matters incident thereto (such as a reduction in Tenant's Percentage and Fixed Minimum Rent). Tenant shall surrender possession of the Contraction Space in accordance with the requirements of this Lease as if the Lease had naturally expired with respect thereto. Tenant shall be responsible for Landlord's cost to demise the contracted Premises, separate Premises electrical, fire/life safety, HVAC, and other systems, and, if necessary, construct a multi-tenant corridor.
24.     Section 10.6.3 of the Original Lease is hereby deleted and replaced with the following:
Landlord represents that, as of the date of the Eighth Amendment: Landlord's only mortgage lender for the Building is NXT Capital (“Landlord's Existing Lender”), that Landlord owns in fee simple the portion of the Building in which the Premises are located, and that there are no other mortgagees, trustees under a deed of trust, or ground lessor(s) with respect to the portion of the Building in which the Premises are located. Landlord shall (i) obtain from Landlord's Existing Lender a subordination, attornment and non-disturbance agreement (“SNDA”) in substantially the form attached hereto as Exhibit F and (ii) use commercially reasonable efforts to obtain from Landlord's future mortgage lenders and ground lessors and deliver to Tenant a commercially reasonable SNDA. Once the form of SNDA has been approved by each party thereto, Tenant may be required to execute any such SNDA before Landlord or the lender will execute the SNDA. Landlord shall be responsible to pay the lender's reasonable costs associated with obtaining the SNDA. In the event of a conflict between the terms of a SNDA and the terms of the Lease, as between Tenant and the lender who executed such SNDA, the SNDA shall control.
25.    Notwithstanding anything to the contrary contained in the Lease:
a. All work to be performed by Landlord and Tenant will be done in a good and workmanlike manner using only new and first class materials.
b. Landlord shall manage, operate, and maintain the Building, the Parcel and any common areas therein in a Class A or first-class building standards manner consistent with the operation of other Class A or first-class buildings in the locale of the Building.
26.    This Eighth Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. In the case of any inconsistency between the provisions of this Eighth Amendment and the Lease, the provisions of this Eighth Amendment shall control to the extent necessary to resolve any inconsistency.
27.    Tenant represents that Tenant has dealt only with Cassidy Turley and Cherry & Associates (whose commissions shall be paid by Landlord pursuant to their separate agreement) as broker, agent or finder in connection with this Eighth Amendment and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with

Tenant of this Eighth Amendment.
28.    This Eighth Amendment shall not be binding until executed and delivered by both parties.
29.    Except as otherwise defined or provided in this Eighth Amendment, capitalized terms used herein shall have the same meanings as set forth in the Lease.
30.    This Eighth Amendment may be executed in any number of counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument. Facsimile or electronic signatures shall constitute “original” signatures.
31.    Except as modified by this Eighth Amendment, all terms and conditions contained in the Lease shall continue to apply. As modified by this Eighth Amendment, the Lease remains in good standing, is hereby ratified and confirmed, and shall remain in full force and effect. Tenant acknowledges that there are no defaults (or any conditions which with only the passage of time or giving of notice or both would become a default thereunder), damages, claims, defenses, counterclaims, offsets or lawsuits against Landlord under the Lease.

IN WITNESS WHEREOF, the parties have executed this Eighth Amendment as of the date first above written.
TENANT:

Country Music Television, Inc., a Tennessee corporation
By: /s/ Timothy Stevenson
Name: Timothy Stevenson
Its: Vice President - Real Estate
LANDLORD:

Wells VAF - 330 Commerce Street, LLC, a Delaware limited
liability company

By:    Wells Mid-Horizon Value-Added Fund I, LLC, a
Georgia limited liability company, its sole member

By:    Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By:    /s/ Douglas P. Williams
Name:    Douglas P. Williams
Its:    Senior Vice President

EXHIBIT A

WORK LETTER

1.Acceptance of Premises
Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into, subject to Landlord's ongoing maintenance, repair and compliance obligations under the Lease.
2.Working Drawings

a)Preparation and Delivery In the event the scope of Tenant's proposed work will require drawings, Tenant shall provide to Landlord for its approval final working drawings (architectural and MEP drawings), prepared by a design consultant reasonably acceptable to Landlord (the “Architect”), of all leasehold improvements that Tenant proposes to install in the Premises; such working drawings shall be delivered in Autocad format and PDF format, along with a hard copy thereof, and shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the leasehold improvements called for under this Exhibit in accordance with all applicable laws.

b)Approval Process Landlord shall notify Tenant whether it approves of the submitted working drawings within ten (10) business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. In the event that Landlord does not respond to a request to approve working drawings within ten (10) business days after Tenant's submission thereof (5 days for resubmissions), then Tenant may give Landlord a second written notice requesting approval and stating that Landlord's approval will be deemed given if Landlord fails to respond within five (5) days of receipt. If Landlord fails to respond within five (5) days of receipt of such second notice, then such submitted working drawings shall be deemed approved.

c)Landlord's Approval; Performance of Work Landlord's approval of such working drawings shall not be unreasonably withheld, conditioned or delayed, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not adversely affect the Building structure or the Building's mechanical systems, the exterior appearance of the Building, or the appearance of the common areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements and to all covenants, conditions and restrictions of record applicable to the Premises. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. The scope of the Work must include cosmetic improvements to the Premises including, but not limited to, upgrading the restrooms within the Premises with new flooring, wallcovering, lighting and upgraded restroom stalls. Notwithstanding anything contained to the contrary herein, Working Drawings shall only be required if the City of Nashville, Davidson County Codes Department will require Working Drawings to issue a Building Permit or the Work otherwise involves modifications to Building systems or structure. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, comply with any law, or comply with any recorded agreements, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved,

Tenant shall cause the Work to be performed in accordance with the Working Drawings (if Working Drawings were prepared).

3.Contractors; Performance of Work The Work shall be performed only by licensed and reputable contractors and subcontractors selected by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord's other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.) which will be coordinated through property management and will not impact the construction schedule. Tenant may competitively bid all Work. Landlord hereby pre-approves Hastings Architecture Associates or Details Details as Tenant's Architect; Harvest Construction, Southland Construction, Solomon Builders, Brasfield & Gorrie, Flow Construction, Thomas Constructors, LLC, or DWC as Tenant's general contractor; and Power Management as Tenant's engineer.

4.Construction Contracts Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant's representative for the Work, which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant's Contractor maintain general commercial liability insurance of not less than a combined single limit of $3,000,000, naming Landlord, Landlord's property management company, Landlord's mortgagee and Tenant as additional insureds, provided, however, that with respect to any contractor or subcontractor whose contract amount is less than $100,000 and whose work does not involve high risk activities, the limit required of such contractor shall be not less than be $2,000,000; (3) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) a requirement that the contract be assignable following an uncured default by Tenant under the Lease to Landlord and Landlord's mortgagee (collectively, the “Approval Criteria”).

5.Change Orders Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed provided that such requested change will not adversely affect (in the reasonable discretion of Landlord) (a) the Building structure or the Building's mechanical systems, (b) the exterior appearance of the Building, or (c) the appearance of the Common Areas, and provided that the requested change conforms to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements and to all covenants, conditions and restrictions of record applicable to the Premises. If plans were prepared, Tenant shall, upon completion of the Work, furnish Landlord with an accurate record drawing of the improvements as constructed in Autocad format and PDF format, which record drawing shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased or decreased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to or subtracted from the Total Construction Costs.

6.Definitions As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

7.Walk-Through; Punchlist When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

8.Cost of the Work The entire cost of performing the Work (the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Total Construction Costs shall include (without limitation) space planning and design of the Work, preparation of the Working Drawings, construction fees, costs of construction labor and materials, electrical usage during construction, additional janitorial services, related taxes and insurance costs, built-in and movable furniture, cabling and moving expenses. Upon approval of the Working Drawings, selection of a contractor, and determination of the estimated Total Construction Costs, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the budgeted Total Construction Costs and sets forth the Construction Allowance.

9.Construction Allowance Landlord shall provide to Tenant a construction allowance not to exceed $7.00 per rentable square foot in the Premises (equal to $602,199.00) (the “Construction Allowance”) to be applied toward the Total Construction Costs. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds the estimated amount by which the projected Total Construction Costs will exceed the amount of the Construction Allowance (if any) plus the amount for which Tenant is then seeking reimbursement. Landlord shall pay to Tenant the Construction Allowance following completion of the Work and the receipt by Landlord of the following items: (a) a request for payment and sworn statements of owner (tenant) and general contractor with respect to the work for which reimbursement is being sought (sample forms of sworn owner and sworn contractor statements are attached hereto as Exhibits A-1 and A-2, respectively), (b) final lien waivers, from Tenant's General Contractor and all other persons performing work or supplying or fabricating materials for the Work in excess of $25,000, fully executed, acknowledged and in recordable form, (c) if applicable, the Architect's certification that the Work for which reimbursement has been requested has been finally completed, (d) the permanent certificate of occupancy issued for the Premises (if one is issued and required), and (e) if drawings were prepared, the record drawing in Autocad format, PDF format and hard copy required by Section 5 above (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant's submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord's payment of such request shall be deferred until 30 days following Landlord's receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant's interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) Tenant is in default under the Lease beyond any applicable notice and cure period. Notwithstanding anything to the contrary contained herein, so long as Tenant is not in default beyond any applicable notice and cure periods, provided Tenant has performed the restroom renovation work required by Section 2(c) of this workletter exhibit, Tenant, upon notice given to Landlord at any time from and after the one year anniversary of the Renewal Commencement Date, may apply any unused portion of the Construction Allowance to which Tenant is otherwise entitled to the payment of ensuing monthly installments of Fixed Minimum Rent under the Lease until fully applied. If there shall be a default existing under the Lease at the time Tenant makes application for payment under this Work Letter, Landlord shall advise Tenant and if Tenant shall cure the same, Tenant shall have the right to reapply to Landlord for payments due Tenant under this Work Letter.

10.Construction Management Landlord shall not charge Tenant any construction management fees in connection with the Work; however, Tenant shall reimburse Landlord within 30 days of request for the reasonable and actual costs for special third party fees (e.g., MEP and structural engineering review costs), which request shall be accompanied by satisfactory back-up documentation.

11.Construction Representatives Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:	Linda Medlin, RPA Senior Property Manager Property Services Wells Real Estate Funds 26 Century Boulevard, Suite 8 Nashville, TN 37214 Telephone: (615) 872-6525 Telecopy: (615) 872-6526
Tenant's Representative:	Kathy Winston Country Music Television, Inc. 330 Commerce Street Nashville, TN 37201 Telephone: (615) 335-8397 Telecopy: (615) 335-8666

Tenant will coordinate construction and changes with Landlord's Representative. Other than Landlord's Representative, Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord's architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.

12.Miscellaneous To the extent not inconsistent with this Exhibit, the Lease (including, without limitation, Sections 7.1.5, 7.1.6, and 7.1.12 of the Original Lease) shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto. Initial and subsequent construction in the Premises by Tenant shall comply with the Building's environmental and energy efficiency initiatives in effect at the time of construction. Such initiatives may include, but shall not be limited to, usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials. During performance of the Work, Tenant shall not be charged extra for hoists, freight elevators, access to loading docks, utilities or temporary HVAC costs (other than charges already payable by Tenant under the Lease).

EXHIBIT A-1

FORM OF SWORN OWNER'S (TENANT'S) STATEMENT

EXHIBIT A-2

FORM OF SWORN CONTRACTOR'S STATEMENT

EXHIBIT B

VENTURE APPROVALS

See attached.

EXHIBIT C

FORM OF DOCK SHIPPING & RECEIVING OFFICE SUBLEASE

See attached

SHIPPING AND RECEIVING OFFICE SUBLEASE
1.Parties. THIS SHIPPING AND RECEIVING OFFICE SUBLEASE (“Sublease”), dated as of the 7th day of December, 2012, is entered into by and between Wells VAF - 330 Commerce Street, LLC, a Delaware limited liability company (“Sublessor”), and Country Music Television, Inc., a Tennessee corporation (“Sublessee”).
2.Premises. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, upon the terms, conditions and covenants set forth herein, those certain premises containing approximately 114 square feet (the “Premises”) situated on the first floor (loading dock area) of that certain building commonly known as the Commerce Street Building and Parking Facility, located at Commerce Street and Third Avenue North, Nashville, Tennessee (the “Building”). The Premises are shown on Exhibit A attached hereto and made a part hereof. The Premises subleased hereunder are a portion of those certain premises leased under the (Lobby) Lease Agreement dated December 1, 1985 (“Lobby Lease”) originally between Commerce Street Venture (the “Venture”), as Lessor, and Linville Properties Company, as Lessee.
3.Term. (a) The term of this Sublease (“Term”) shall commence on June 1, 2013 (“Commencement Date”) and shall expire on May 31, 2020, as the same may be earlier terminated or further extended pursuant to the terms of this Sublease.
(a)Sublessee shall have the option (the “First Option”) to extend the Term for the period of June 1, 2020 through May 31, 2025, upon providing Sublessor with written notice on or before May 31, 2019.
(b)In the event that Sublessee exercises the First Option, Sublessee shall have the further option to extend the Term for the period of June 1, 2025 through May 31, 2030, upon providing Sublessor with written notice on or before May 31, 2024. Any extension of the Term pursuant to this Paragraph 3 shall be upon the same terms and conditions of this Sublease.
(c)Notwithstanding anything to the contrary contained herein, this Sublease shall immediately terminate upon the expiration or earlier termination of that certain Lease Agreement dated March 4, 2002 (as amended, the “Office Lease”) between Sublessor, as landlord, and Sublessee, as tenant, for floors 2-4 of the office building located at 330 Commerce Street, Nashville Tennessee.
4.Monthly Rent. No Base Rent is payable by Sublessee to Sublessor hereunder. Sublessee shall pay to Sublessor all items of additional rent relating to the subleased Premises imposed on lessee under the Lobby Lease, within thirty (30) days after receipt of an invoice therefor, but only to the extent such obligations are expressly assumed by Sublessee hereunder and are not a result of Sublessor's failure to perform any of its obligations under the Lobby Lease.
5.Possession. Sublessor shall deliver possession of the Premises to Sublessee (in the condition required pursuant to Paragraph 6 below) promptly following Sublessor's receipt of consent of the Venture to this Sublease. Sublessee's use and occupancy of the Premises for any period prior to the Commencement Date shall be governed by the terms of this Sublease, except that no additional rent, if any, shall be payable during such period.
6.Condition of Premises. Sublessor shall deliver, and Sublessee shall accept, the Premises in vacant and broom-clean condition, with all heating, plumbing, electric and all other utilities in good working order, and otherwise in an as-is condition. Sublessee shall be responsible for initial and subsequent costs associated with Sublessee's use of the subleased Premises including, but not limited to, costs to sub-meter the subleased Premises, general maintenance of the interior of the subleased Premises (subject to reasonable wear and tear, damage by fire or other casualty and repairs which the Venture is required to make under the Lobby Lease), and all improvements to be constructed in the subleased Premises, provided that the Construction Allowance (as defined in the that certain Eighth Amendment to Lease Agreement dated November [____], 2012) payable to Sublessee as tenant under the Office Lease may be used to pay for associated construction costs, including, without limitation, costs to sub-meter the subleased Premises. Sublessee shall be responsible for all utility charges pertaining to the subleased Premises. Notwithstanding anything to the contrary contained herein, Sublessee shall in no event be obligated to perform or bear the cost of any work or repair of a capital or structural nature in connection with compliance with any laws applicable to the subleased Premises unless solely required due to Sublessee's specific use of the subleased Premises or caused in part or in whole by the act, neglect, fault or omission of any duty by Sublessee, its agents, servants, employees or invitees.
7.Use of the Premises. Sublessee shall use the Premises for such purposes permitted under the Lobby Lease, specifically as Sublessee's loading dock office for handling deliveries and shipping. Subject to the Lobby Lease, Sublessee shall have access to the Premises 24 hours a day, 7 days a week, throughout the Term.

8.Master Lease. (a) Sublessor hereby warrants that (i) Sublessor is the lessee, as successor-in-interest to Linville Properties Company, under the Lobby Lease with Commerce Street Venture, which Lobby Lease covers the Premises; (ii) the Lobby Lease is in full force and effect and neither Sublessor nor the Venture is in default under any provision under the Lobby Lease; (iii) a true and complete copy of the Lobby Lease (and any amendments thereto) is attached hereto as Exhibit B; and (iv) the Premises are not subleased to others. Sublessee shall have the peaceful and quiet enjoyment of the Premises without hindrance on the part of Sublessor, and Sublessor will warrant and defend the Sublessee in such peaceful and quiet enjoyment of the Premises against the claims of all persons claiming by, through or under the Sublessor. Sublessor shall keep the Lobby Lease in full force and effect by making timely payments of rent as required by the Lobby Lease and by performing all obligations of the lessee under the Lobby Lease not specifically assumed by the Sublessee hereunder. Sublessor shall neither do nor permit anything to be done which would cause the Lobby Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Venture under the Lobby Lease, and Sublessor shall indemnify and hold Sublessee harmless from and against all claims, liabilities and damages of any kind whatsoever by reason of any breach or default on the part of Sublessor which breach or default is not caused by Sublessee. Sublessor shall not, without the prior consent of Sublessee (not to be unreasonably withheld, conditioned or delayed), voluntarily (x) amend or modify the Lobby Lease in a manner that would reduce the Premises or would materially adversely affect Sublessee's ability to utilize the Premises for its intended use or would otherwise materially adversely affect Sublessee's rights and obligations hereunder, or (y) cancel or surrender the Lobby Lease during the Term of this Sublease. Sublessor agrees, upon receipt from Sublessee of written notice of any default, obligation or duty of the Venture under the Lobby Lease to promptly notify the Venture of Sublessee's notice and to use its best efforts to cause the Venture to rectify or fulfill any default, obligation or duty as listed in Sublessee's notice.
(a)Except as otherwise specifically provided in this Sublease, Sublessee covenants and agrees to comply with all of the terms, covenants, conditions and obligations of the Lobby Lease to be kept and performed on the part of the lessee thereunder. As between the parties hereto only, in the event of a conflict between the terms of the Lobby Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Lobby Lease and their respective counterpart provisions in the Lobby Lease shall be excluded only to such extent. Notwithstanding anything herein contained, as between Sublessor and Sublessee, and for purposes of this Sublease, the following provisions of the Lobby Lease are hereby deleted: Article 1, Article 2, Article 3 and §6.04, 6.05, 6.06, 8.01, 8.04, 9.02, 9.03, 10.01 and 10.10.
9.Alterations, Additions and Improvements. Except for painting and relocating glass window within the Premises and other routine decoration (provided Sublessee must still comply with the requirements of the Lobby Lease and further provided that Sublessee may not move mailboxes), Sublessee shall not make or permit any alterations, additions or improvements to be made in, on or about the Premises without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed. Any such alterations, additions or improvements so made by Sublessee, shall be at Sublessee's sole cost and expense, and shall be performed in compliance with all laws affecting same and with §5.02 of the Lobby Lease. Sublessee may not move, alter or prohibit access to the existing mailboxes in the vicinity of the Premises.
10.Insurance. (a)    Sublessee shall maintain in full force and effect at all times during the Term, at its own expense, for the protection of Sublessee, Sublessor and any lender of Sublessor, as their interests may appear, such insurance as may be required under the terms of the Lobby Lease. Sublessee shall, on or prior to the entry by Sublessee onto the Premises, deliver to Sublessor, certificates of insurance evidencing the coverage specified above, and not less than thirty (30) days prior to the end of the term of such coverage, evidence of renewals thereof.
(b)    During the Term, the Venture shall maintain a policy of “all risk” property insurance covering the Parking Facility portion of the Building for the full replacement cost thereof. Notwithstanding anything to the contrary contained in this Sublease or the Lease, the Venture and Sublessee each hereby waive and release each other of and from any and all rights of recovery (by way of subrogation or otherwise), claim, action or cause of action against each other, their respective parent entities, affiliated entities and their respective directors, officers, agents, employees and contractors, for any loss or damage to property and any loss of business resulting therefrom that may occur in, on or about the Premises, regardless of cause or origin, including negligence of the Venture or Sublessee, but only to the extent covered (or required hereunder to be covered) by insurance.
11.Assignment and Subletting. Sublessee shall not assign this Sublease, without the prior written consent of (a) Sublessor, which consent shall not be unreasonably withheld, conditions or delayed, and (b) the Venture, to the extent required under the Lobby Lease. In the event that the Venture grants its consent to any assignment of this Sublease by Sublessee, Sublessor shall not withhold its consent to such assignment provided the proposed transferee is also the tenant under the Office Lease. Notwithstanding anything to the contrary contained herein, Sublessor's consent shall not be required to an assignment of this Sublease or a sublet of the Premises by Sublessee to any entity that controls, is controlled by, or is under common control with Sublessee, or to any entity which acquires all or substantially all of the assets, stock or business of Sublessee, or to any entity with which Sublessee shall merge or consolidate, provided in all instances Sublessee shall remain liable as to all of the terms, provisions and conditions of this Sublease. As used herein the term “control” (i) in the case of a corporation shall mean ownership of fifty (50%) percent or more of the outstanding capital stock of that corporation, (ii) in the case of a general partnership, shall mean fifty (50%) percent or more of the general partnership interest of the partnership, (iii) in the case of a limited partnership, shall mean fifty (50%) percent or more of the general and limited partnership interests of such limited partnership, (iv) in the case of a limited liability company, shall mean fifty (50%) percent or more of the membership interests of such limited liability company, and (v) in the case of a limited liability partnership, shall mean fifty (50%) percent or more of the partnership interest of such limited liability partnership.
12.Surrender of the Premises. (a) Upon the expiration or sooner termination of the Term of this Sublease, as the same may be extended, Sublessee shall surrender the Premises to Sublessor in substantially the same condition existing as of the Commencement Date, normal wear and tear, fire and casualty excepted. Any leasehold improvements which are part of the realty shall belong to Sublessor, provided, however, that all trade fixtures, equipment and other personal property located on the Premises shall belong to Sublessee and, upon expiration of this Sublease, Sublessee shall remove from the Premises all such trade fixtures, equipment and personal property. In addition, in the event that Sublessee fails to surrender the Premises upon the expiration or earlier termination of this Sublease, Sublessee shall indemnify and hold harmless Sublessor from any and all losses, costs, claims, damages, liabilities and expenses incurred by Sublessor as a result of Sublessee's holdover under Section 8.04 of the Lobby Lease.
(a)Upon expiration or sooner termination of this Sublease, if Sublessee shall hold over and remain on the Premises, such holding over shall not be deemed to be an extension of this Sublease, but shall, to the extent permitted under the Lobby Lease, be deemed to create a tenancy-at-sufferance and Sublessee shall be obligated to reimburse Sublessor for any amounts payable by Sublessor under the Lobby Lease as a result of such holding over.
13.Notices. Any notice or demand required or desired to be given under this Sublease shall be in writing and shall be deemed duly delivered if mailed by registered or certified mail, return receipt requested, or delivered overnight by a nationally recognized overnight express courier addressed, if to Sublessee, at the address of Sublessee or such other address as Sublessee shall have last designated by notice in writing to Sublessor, and, if to Sublessor, at the address of Sublessor or such other address as Sublessor shall have last designated by written notice to Sublessee. Initial addresses for notices are as follows:

SUBLESSOR:            c/o Wells Real Estate Funds
6200 The Corners Parkway
Norcross, GA 30092
Attn: Nashville, TN Asset Manager

with a copy to:            Office of the Building
26 Century Boulevard, Suite 8
Nashville, TN 37214
Attention: Linda Medlin

SUBLESSEE:            Country Music Television, Inc.
330 Commerce Street
Nashville, Tennessee 32701
Attention: General Counsel

with a copy to:            Viacom Inc.
1515 Broadway
New York, New York 10036
Attention: General Counsel

14.Brokers. Other than Cherry & Associates LLC (to whom no commission is payable with respect to this Sublease), Sublessor and Sublessee each warrants and represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Sublessee and Sublessor shall indemnify and hold harmless each other from and against any and all liabilities or expenses, including reasonable attorneys' fees, arising out of claims made by any broker or individual for commission or fees resulting from the execution of this Sublease.
15.General.
(a)Captions. The captions and headings used in this Sublease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Sublease.
(b)Time. Time is of the essence for the performance of each term, condition and covenant of this Sublease.
(c)Severability. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Sublease, but this Sublease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.
(d)Force Majeure. Sublessor and Sublessee shall not be deemed to be in default of its obligations hereunder should their performance be hindered, delayed or prevented by reason of the elements, war, riot, strikes, lockouts, labor disputes, inability to procure or general shortage of labor or material in the normal course of trade or any other cause beyond the control of Sublessor or Sublessee.
(e)Choice of Law. This Sublease shall be construed and enforced in accordance with the laws of Tennessee.
(f)Gender; Singular, Plural. When the context of this Sublease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.
(g)Binding Effect. The covenants and agreements contained in this Sublease shall be binding on the parties hereto and on their respective successors and assigns.
(h)Entire Agreement. This Sublease and the Office Lease contain the entire agreement between the parties with regard to the subject matter hereof and there are no agreements or representations with regard thereto between the parties except as expressed therein. Except as otherwise provided herein, no subsequent change or addition to this Sublease shall be binding unless in writing and signed by the parties hereto.
(i)Consent. This Sublease is subject to the consent of the Venture.
16.Lobby Lease.
(a)This Sublease is subject and subordinate to the Lobby Lease. Subject to the modifications set forth in this Sublease, the terms of the Lobby Lease are incorporated herein by reference, and shall with respect to the subleased Premises, as between Sublessor and Sublessee (as if they were Lessor and Lessee, respectively, under the Lobby Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease including, without limitation, in Section 8(b) above. For purposes of this Sublease, any reference in the Lobby Lease to “demised premises” shall mean the subleased Premises.
(b)For the purposes of incorporation herein, the terms of the Lobby Lease are subject to the following additional modifications:

(i)
In all provisions of the Lobby Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of the Venture, Sublessee shall be required to obtain the approval or consent of both Sublessor and the Venture.

(ii)
In all provisions of the Lobby Lease requiring Sublessor to submit, exhibit to, supply or provide the Venture with evidence, certificates, or any other matter or thing, Sublessee shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both the Venture and Sublessor. In any such instance, Sublessor shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii)
Sublessor shall not be responsible for satisfying the Venture's obligation to provide insurance under the Lobby Lease and Sublessor shall have no obligation to restore or rebuild any portion of the subleased Premises after any destruction or taking by eminent domain.

(iv)	Sublessor shall have no responsibility for any of the Venture's obligations under the Lobby Lease to maintain the Building or operating systems or common areas of the Building.

(v)	Except as may otherwise be provided herein, Sublessor shall not be deemed or construed in any way to indemnify Sublessee for any breach of the Lobby Lease or other actions or omissions of the Venture.

(vi)	This Sublease does not grant Sublessee any right to audit any financial statement of the Venture or Sublessor.

(vii)	This Sublease does not grant Sublessee any right to display any signage inside (except for within the subleased Premises) or on the exterior of the Building.

(viii)	This Sublease does not grant Sublessee any right to the use of any parking spaces.

(ix)
Sublessee shall not be responsible for satisfying Sublessor's (as lessee under the Lobby Lease) obligation to maintain, repair, decorate or paint the exterior of the Premises (or any exterior portion thereof).

(x)
Sublessor shall exercise its right to enter the Premises under the Lobby Lease only following reasonable notice to Sublessee (at least 24 hours' in advance except in the event of emergencies) and so as to minimize interference with Sublessee's business at the Premises.

(xi)
Sublessee is not a party to the Air Space Lease (as defined in the Lobby Lease) and has not assumed any obligations thereunder. All references to “Lessee” with respect to the Air Space Lease shall be deemed to refer to Sublessor. In the event the subleased Premises (or any part thereof) are damaged or destroyed by fire or other casualty or shall be taken by any public authority, Sublessee shall have the right to terminate this Sublease, regardless of whether the Air Space Lease is terminated.

17.Indemnity. Sublessee and Sublessor hereby agree to indemnify, defend and hold harmless each other, its affiliated entities and their directors, officer, employees, agents, successors and/or assigns (the “Indemnified Parties) against and from any and all liability, loss, damage, suit, claim, cost and expense (including without limitation, reasonable attorneys' fees) which any of the Indemnified Parties may suffer, sustain or be subject to, caused by or arising out of, either wholly or in part, the actions and/or omissions of the indemnifying party with respect to the subleased Premises, any violation or nonperformance by the indemnifying party of any representation or covenant contained in this Sublease or any injury, death or damage to persons or property occurring in, on or about the Premises, caused by the acts and/or omissions of the indemnifying party or any of its agents, employees, contractors, licensees or invitees.
18.Sublessee Default. In addition to Sublessor's rights and remedies under Section 9.01 of the Lobby Lease against Sublessee in the event Sublessee defaults (such terms of the Lobby Lease having been incorporated herein by reference under Section 16(a) above as between Sublessor and Sublessee (as if they were Lessor and Lessee, respectively, under the Lobby Lease)) including, without limitation, Sublessor's rights in the event of Sublessee's default to terminate this Sublease and/or Sublessee's right to possession, Sublessor shall have self-help rights pursuant to this Section 18. If Sublessee at any time fails to make any payment or perform any other act on its part to be made or performed under this Sublease beyond any applicable notice and cure periods contained in such Section 9.01 of the Lobby Lease, Sublessor may, but shall not be obligated to, after reasonable notice or demand and without waiving or releasing Sublessee from any obligation under this Sublease, make such payment or perform such other act to the extent Sublessor may deem desirable in order to cure such default. All reasonable and necessary costs, charges, and expenses (including reasonable attorneys' fees) incurred by Sublessor in curing such default under this Sublease shall be payable by Sublessee to Sublessor within thirty (30) days of demand as additional rent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLESSOR:

Wells VAF - 330 Commerce Street, LLC, a Delaware limited
liability company

By: Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, its sole member

By: Wells Investment Management Company, LLC, a Georgia limited liability company, its manager

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

SUBLESSEE: Country Music Television, Inc. By: /s/Timothy Stevenson Name: Timothy StevensonTitle: Vice President - Real Estate
The undersigned, being the Lessor under the Lobby Lease described above, hereby consents to this Sublease and agrees to the provisions of Section 10(b) hereof. Commerce Street Venture By: Name: Title:

EXHIBIT A

PREMISES

See attached.

EXHIBIT B

COPY OF LOBBY LEASE

See attached.

EXHIBIT D

JANITORIAL SPECIFICATIONS

CLEANING AND JANITORIAL SERVICES
LANDLORD SHALL FURNISH CLEANING AND JANITORIAL SERVICES TO THE PREMISES AS DESCRIBED BELOW:
GENERAL SPECIFICATIONS:

All cleaning products must be Green Seal or similarly approved products and accepted by CMT prior to signing of the lease. Paper products must contain a portion of recycled materials and MSDS sheets for all provided. The disinfectant currently being used is (NABC) Non-Acid Restroom Cleaner. CMT to approve all products specified above.

Cleaning contractor/Landlord to provide requirements of cleaning personnel in respect to disinfecting of surfaces, types of wipes being used {paper, terry rags, microfiber}. If reusable rags are being used, frequency of laundering services to be provided, if colored paper towels used for various services {general cleaning of services, phones, walls, etc.} they need to disclose their programs. Tenant should maintain cleanliness of tenant phones. Paper towels and microfiber cloths are currently being used for wiping surfaces.
All vacuums used by the janitorial staff should have a shroud on the front to prevent scuffing of the baseboards within the Premises. Vacuums are CRI approved.
DAILY (Monday - Friday):
Sweep, dry mop or vacuum, as appropriate, all floor areas; remove material such as gum and tar which has adhered to the floor.
Empty and damp wipe waste receptacles and containers a minimum of twice a week, remove all trash from the leased premises. Replace plastic liners in waste receptacles a minimum of twice per week.
Dust all horizontal surfaces with treated dust cloth, including furniture, handrails, metal work, files, telephones, equipment that can be reached without a ladder
Spot wash to remove smudges, marks and fingerprints from such areas that can be reached without a ladder, including all glass, walls, doors, door frames and around light switches.
Clean and polish stainless steel in the main lobby, elevator lobbies, pantries, etc.
Clean water fountains, pantry tables (including base) and chairs, wipe down cabinet doors and appliances in pantries.
Damp mop and rinse (using green disinfectant detergent) all floor surfaces, including sealed concrete terrazzo and ceramic tile, including bathroom floors and floors in pantry areas.
In addition to hard surface floor mopping, damp mop any trackage or spillage as required throughout the premises.
Damp wipe spillages on furniture in the lounge, lunchroom, common and pantry areas.
Clean freight and passenger elevator cabs and landing doors, including but not limited to, walls, floors, doors, lights, tracks and indicator panels.
Clean mirrors, soap dispensers, shelves, wash basins, exposed plumbing fixtures and brightwork, dispenser and disposal container exteriors, damp wipe all ledges, toilet stalls and toilet doors, ceramic tile, walls and metal partitions.

Clean toilets and urinals with detergent disinfectants.
Furnish and refill all soap, toilet paper, sanitary napkin, tampon and towel dispensers.
Spot clean carpet stains.
Wash glass in Building directory, entrance doors and frames.
Remove all office waste to the trash compactor.

WEEKLY:
Special event cleaning, as requested during normal janitorial hours Monday - Friday 10am -2pm and 6pm - 11pm. After hours cleaning requests can be submitted at an additional cost.
Occupancy related cleaning, as requested within janitorial specifications.
Sweep all stair areas located in the Leased Premises and owned by Wells.
Dust all baseboards.
If there are floor drains in the restrooms, cleaning contractor is required to maintain drains primed with water on a weekly basis to prevent methane gas buildup.
Spot cleaning of all carpeted areas.

MONTHLY:
Dust vertical blinds and louvers.
Vacuum or brush all fabric covered chairs.
High dust all horizontal and vertical surfaces not reached in normal daily/weekly cleaning, including interior glass that goes all the way to the ceiling.
Cleaning contractor to clean ceramic tile walls from top to bottom in all restroom facilities with approved green cleaning chemical, inclusive of areas below sinks. Cleaning contractor is also required to perform a monthly machine scrubbing of the core restroom floors as part of this service - frequently changing water when rinsing/mopping. Pantry facilities have painted walls and will be dusted and spot cleaned. Cabinet surfaces below sinks will also be cleaned.
Clean all refrigerators in pantries.
Wash and disinfect interior of waste and sanitary napkin dispensers with green detergents.
Wash and disinfect ceramic tile walls and partitions in restrooms with green detergents.
Clean and dust desk tops as long as personal belongings removed by employees.
Scrub and recondition resilient floor areas.
Office partition windows will be washed both sides. Interior glass walls will be spot cleaned. If full cleaning is needed, the charge will be passed thru to CMT.

QUARTERLY:
Vacuum all ceiling and wall air supply and exhaust diffusers and grills.

SEMI-ANNUALLY:
Vacuum drapes, cornices and wall hanging.
Dust all storage areas and shelves and contents as needed.
Wash all exterior building windows. The schedule should be provided to CMT contact at least one month prior to the execution of the window washing.
Damp wash diffusers, grills, and other such items.
ANNUALLY (or earlier as needed):
Strip and refinish all resilient floors.
Clean light fixtures, reflectors, globes, diffusers and trim.
Clean all vertical surfaces not attended to during nightly, weekly, quarterly or semi-annually cleaning.
Clean Carpet according to manufacturer's recommendations provided to Landlord.
Wash all interior windows. The schedule should be provided to CMT contact at least one month prior to the execution of the window washing

EXHIBIT E

LOBBY SIGNAGE

EXHIBIT F
FORM OF SNDA

THIS INSTRUMENT PREPARED BY AND
AFTER RECORDING RETURN TO:

NXT Capital, LLC
191 N. Wacker Drive, 12th Floor
Chicago, IL 60606
Attn: Timothy R. Verrilli

SUBORDINATION, ATTORNMENT AND
NON-DISTURBANCE AGREEMENT

THIS SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (this "Agreement"), dated this ____ day of ___________, 2012, between Country Music Television, Inc., a Tennessee corporation ("Tenant"), and NXT CAPITAL, LLC, a Delaware limited liability company, its successors and assigns ("Lender").

R E C I T A L S:

A. Tenant is the lessee under that certain lease dated March 4, 2002, executed between Tenant and Landlord's predecessor-in-interest (the “Prior Landlords”) (such lease, as may have been or may hereafter be further amended, modified, renewed, extended and/or assigned, collectively referred to hereinafter as the "Lease"), covering certain premises as described in the Lease (the “Premises”) and being part of the property located at 330 Commerce Street, Nashville, Davidson County, TN and legally described in Schedule I attached hereto and made a part hereof (the "Property").

B. Prior Landlords have transferred the Property and Prior Landlords' interests in the Lease to Wells VAF - 330 Commerce Street, LLC, a Delaware limited liability company (“Landlord”). Landlord is the owner in fee simple of the Property. Lender is making a loan (the "Loan") to Landlord, which is secured, in part, by the lien of a mortgage or deed of trust executed and delivered by Landlord to Lender encumbering the Property (the "Mortgage") and an assignment of all leases of and rents from the Property.

A.	As a condition to making the Loan, Lender requires that Tenant enter into this Agreement.

B.	Tenant requires a non-disturbance agreement from Lender so as to be assured of continued possession of the Premises.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.The Lease and all terms thereof, including, without limitation, any options to purchase, rights of first refusal, and any similar rights, are and shall be subject and subordinate to the Mortgage, and to all amendments, modifications, replacements and extensions thereof, to the full extent of the principal, interest, fees, expenses and all other amounts secured thereby.

2.In the event Lender elects to foreclose the Mortgage, Lender will not join Tenant in summary or foreclosure proceedings unless required by applicable law (and then only to the extent so required and not for the purpose of terminating the Lease or otherwise adversely affecting Tenant's rights thereunder) as long as Tenant is not in default under the Lease beyond any applicable notice and cure periods contained in the Lease which would entitle the Landlord to terminate the Lease or to dispossess Tenant through eviction or otherwise.

3.In the event that Lender or any third party shall succeed to the interest of Landlord under the Lease by foreclosure, conveyance in lieu of foreclosure, transfer in connection with any proceedings affecting Landlord under the Bankruptcy Code, or otherwise (such being a “Successor Landlord”), and Tenant is not in default under the Lease beyond any applicable notice and cure periods contained in the Lease which would entitle the Landlord to terminate the Lease or to dispossess Tenant through eviction or otherwise, Successor Landlord agrees not to disturb or otherwise interfere with Tenant's possession of the Premises for the unexpired term of the Lease (including any renewals, if exercised), provided that as long as Successor Landlord shall not control, be controlled by or be under common control with Landlord, Successor Landlord shall not be:

(a)    liable for any act or omission of Landlord or any prior landlord under the Lease, except for obligations of a continuing nature imposed on Landlord under the Lease;

(b)    subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord, except for any credit, offset or defense specifically provided in the Lease and except to the extent Lender shall attempt to enforce rent accrued prior to its acquisition of Landlord's interest under the Lease;

(c)    bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord or any prior landlord, except as permitted under the terms of the Lease or to the extent actually received;

(d)    bound by any amendment or modification of the Lease made after the date hereof without Lender's prior written consent (and Lender hereby agrees that such consent shall not be unreasonably withheld, conditioned or delayed); provided, however, Lender's consent shall not be required for any amendment or modification arising out of the exercise of any of Tenant's expansion, renewal, termination or other rights expressly provided in the Lease, or relating to any assignment or sublease permitted under the Lease without Landlord's consent, or that does not materially and adversely affect the amount of rent payable by Tenant or Landlord's obligations under the Lease; or

(e)    liable for any security deposit Tenant might have paid to Landlord or any prior landlord, except to the extent Lender has actually received said security deposit.

Notwithstanding anything to the contrary contained in this Agreement, if Successor Landlord acquires Landlord's interest in and possession of the Property and a Landlord default has occurred and is continuing, Tenant shall not be considered as having waived its rights to require that Successor Landlord remedy such default if the default continues after the date Successor Landlord acquires Landlord's interest in and possession of the Property.

4.    Upon Successor Landlord succeeding to Landlord's interest under the Lease, and upon receipt of written notice of such transfer, Tenant covenants and agrees to attorn to Successor Landlord, to recognize such Successor Landlord as Tenant's landlord under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease. If requested by Successor Landlord, Tenant shall execute a new lease with Successor Landlord, for a term equal to the remaining term of the Lease (and any extensions or renewals contemplated by the Lease) and otherwise containing the same provisions and covenants of the Lease.

5.    Tenant agrees to notify Lender of any default by Landlord if such default is of a nature as to give Tenant the right to terminate the Lease or to claim a partial or total eviction and Lender shall have the same right (but shall not be obligated) to cure such default within the time period provided to Landlord under the Lease; provided, however, that Lender notifies Tenant in writing of its intention to cure Landlord's default within five (5) days after receipt of such notice of default. If no such notice from Lender is received by Tenant within said five (5) day period, Tenant may exercise any rights it may have against Landlord in accordance with the terms of the Lease.

6.    Any and all notices required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier. Notices shall be effective upon receipt or rejection. All such notices shall be addressed as follows:

If to Tenant:

Country Music Television, Inc.
330 Commerce Street
Nashville, Tennessee 37201
Attn: General Manager

With a copy to:

Viacom Inc.
1515 Broadway
New York, New York 10036
Attn: General Counsel

If to Lender:

NXT Capital, LLC
191 North Wacker Drive, 12th Floor
Chicago, Illinois 60606
Attn: Real Estate Finance

Either party may designate a change of address by written notice to the other in accordance with this paragraph.

7.    This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto. When used herein, the term “Landlord” refers to Landlord and to any successor to the interest of Landlord under the Lease, and the term “Lender” refers to Lender and to any successor in interest of Lender under the Mortgage.

8.    Landlord and Lender each warrant and represent to Tenant that upon full execution of this Agreement, there are no other mortgages or deeds of trust securing the Property other than the Mortgage.

9.    This Agreement shall be void and of no further force and effect unless a counterpart thereof, duly executed on behalf of Lender and acknowledged by Landlord, is delivered to Viacom Inc., 1515 Broadway, New York, New York 10036, Attention: Jack S. Cohen, Esq., within thirty (30) days from the date of Tenant's acknowledgement.

10.    This Agreement can be modified only in writing duly executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

TENANT:

COUNTRY MUSIC TELEVISION, INC.,
a Tennessee corporation

By:
Timothy Stevenson
Vice President - Real Estate

LENDER:

NXT CAPITAL, LLC,
a Delaware limited liability company

By:
Name:
Its:

The undersigned agrees to the provisions of
Paragraph 8 hereof:

LANDLORD:

Wells VAF - 330 Commerce Street, LLC,
A Delaware limited liability company

By: Wells Mid-Horizon Value-Added Fund I, LLC, a
Georgia limited liability company, its sole member

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By:    _______________________________
Name:    _______________________________
Its:    _______________________________

STATE OF NEW YORK        )
)ss.
COUNTY OF NEW YORK        )

On ___________________, 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared TIMOTHY STEVENSON, personally known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature in the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

_____________________________________
Signature of Notary Public

[SEAL]

STATE OF ILLINOIS        )
)ss.
COUNTY OF COOK        )

On _______________, 201_, before me, the undersigned, a Notary Public in and for said State, personally appeared _____________________, personally known to me or proved to me on the basis of satisfactory evidence, to be the person who executed the within instrument as ________________ of NXT Capital, LLC, a Delaware limited liability company, the company that executed the within instrument and acknowledged to me that such company caused the foregoing instrument to be executed pursuant to proper company authority.

WITNESS my hand and official seal.

_____________________________________
Notary Public

[SEAL]                    My commission Expires: _______________

STATE OF GEORGIA        )
)ss.
COUNTY OF ___________    )

On ___________________, 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence, to be the person who executed the within instrument as the ______________ of Wells Investment Management Company, LLC, a Delaware limited liability company, and acknowledged to me that such corporation caused the foregoing instrument to be executed pursuant to proper company authority.

WITNESS my hand and official seal.

_____________________________________
Notary Public

[SEAL]
My commission Expires: _______________

SCHEDULE 1

LEGAL DESCRIPTION

TRACT NO. I:
Being a volume of air containing 3,200,912 cubic feet, more or less, with its lower level boundary beginning at Elevation 530.0 which is the upper ceiling of the seventh floor of the structure below and with its upper level boundary being at Elevation 634.0 [said Elevations refer to mean sea level as established from State of Tennessee Project No. M-3243 (S) Bench Mark being a tag bolt fire hydrant 270.00 feet south of Commerce Street as relocated on Second Avenue, Elevation 429.43 (Sea Level Datum)], together with all structures, buildings and improvements contained within said volume of air space and all real property contained therein above a parcel of land in Nashville, Davidson County, Tennessee, and being more particularly described as follows:
Beginning at the point of intersection of the westerly margin of Third Avenue, North, and the northerly margin of Old Commerce Street, closed by Metropolitan Bill No. 083-18; thence, with said westerly margin of Third Avenue, North, south 27 degrees 25 minutes 00 seconds east, 122.96 feet to a point in the northerly margin of Commerce Street; thence, with said northerly margin, south 62 degrees 30 minutes 03 seconds west, 174.45 feet to a point in the easterly margin of Printer's Alley; thence, with said easterly margin, north 27 degrees 40 minutes 45 seconds west, 122.48 feet to a point; thence, north 62 degrees 20 minutes 37 seconds east, 1.00 feet to a point; thence, continuing with the easterly margin of Printer's Alley, north 27 degrees 32 minutes 23 seconds west, 53.40 feet to a point; thence, north 62 degrees 08 minutes 37 seconds east, 174.00 feet to a point in the westerly margin of Third Avenue, North; thence, with said westerly margin, south 27 degrees 29 minutes 23 seconds east, 54.00 feet to the point of beginning, containing 30,778 square feet or 0.71 acre, more or less.
Being the same property conveyed to J.C. Bradford & Co., a Tennessee partnership, by deed from Linville Properties, Co., of record in Book 7089, page 112, said Register's Office, by deed from Commerce Street Venture, of record in Book 7902, page 213, said Register's Office, and by deeds from Richland Parking Co., a Tennessee partnership, of record in Book 8266, page 805, and Book 8279, page 793, said Register's Office.

TRACT NO. II:
A leasehold estate pursuant to a lease dated as of December 1, 1985, by and between Commerce Street Venture (Lessor) and Linville Properties Co. (Tenant) a memorandum of said lease is recorded in Book 6739, page 374, and re-recorded in Book 6740, page 822, and further re recorded in Book 7075, page 517, said Register's Office, and subsequently leased to J.C. Bradford & Co. (Tenant) from Linville Properties, Co. (Lessor) by lease dated as of December 1, 1986, a memorandum of lease is of record in Book 7089, page 118, said Register's Office.
Being a portion of a parcel of land in Nashville, First Civil District, Eighteenth Councilmanic District, Davidson County, Tennessee, and being more particularly described as follows:
Beginning at the point of intersection of the westerly margin of Third Avenue, North, and the northerly margin of Old Commerce Street, closed by Metropolitan Bill No. 083-18; thence, with said westerly margin of Third Avenue, North, south 27 degrees 25 minutes 00 seconds east, 122.96 feet to a point in the northerly margin of Commerce Street; thence, with said northerly margin, south 62 degrees 30 minutes 03 seconds west, 174.45 feet to a point in the easterly margin of Printer's Alley; thence, with said easterly margin, north 27 degrees 40 minutes 45 seconds west, 122.48 feet to a point; thence, north 62 degrees 20 minutes 37 seconds east, 1.00 feet to a point; thence, continuing with the easterly margin of Printer's Alley, north 27 degrees 32 minutes 23 seconds west, 53.40 feet to a point; thence, north 62 degrees 08 minutes 37 seconds east, 174.00 feet to a point in the westerly margin of Third Avenue, North; thence, with said westerly margin, south 27 degrees 29 minutes 23 seconds east, 54.00 feet to the point of beginning, containing 30,778 square feet or 0.71 acre, more or less.
Being part of the property conveyed to The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, by deed from Thomas C. Scott and Robert P. Thomas, Co Trustees, with full power to sell, transfer, encumber and convey without the joinder of any beneficiary, Central Parking System, Inc., a corporation, and RCM Interest, a limited partnership, of record in Book 6456, page 32, said Register's Office, and leased to Commerce Street Venture, by Lease of record in Book 6456, page 37, said Register's Office, as amended in Book 6699, page 486, as re recorded in Book 6700, page 764, said Register's Office.

TRACT NO. III:
A reciprocal easement for ingress and egress, parking, utilities and support as contained in that certain Reciprocal Easement Agreement, of record in Book 6733, page 331, as re-recorded in Book 6740, page 775, said Register's Office, in and to a parcel of land in Nashville, First Civil District, Eighteenth Councilmanic District, Davidson County, Tennessee, and being more particularly described as follows:
Beginning at the point of intersection of the westerly margin of Third Avenue, North, and the northerly margin of Old Commerce Street, closed by Metropolitan Bill No. 083-18; thence, with said westerly margin of Third Avenue, North, south 27 degrees 25 minutes 00 seconds east, 122.96 feet to a point in the northerly margin of Commerce Street; thence, with said northerly margin, south 62 degrees 30 minutes 03 seconds west, 174.45 feet to a point in the easterly margin of Printer's Alley; thence, with said easterly margin, north 27 degrees 40 minutes 45 seconds west, 122.48 feet to a point; thence, north 62 degrees 20 minutes 37 seconds east, 1.00 feet to a point; thence, continuing with the easterly margin of Printer's Alley, north 27 degrees 32 minutes 23 seconds west, 53.40 feet to a point; thence, north 62 degrees 08 minutes 37 seconds east, 174.00 feet to a point in the westerly margin of Third Avenue, North; thence, with said westerly margin, south 27 degrees 29 minutes 23 seconds east, 54.00 feet to the point of beginning, containing 30,778 square feet or 0.71 acre, more or less.